Exhibit 4.2
EXECUTION VERSION
WARRANT PURCHASE AGREEMENT
between
HARVEST NATURAL RESOURCES, INC.
and
THE PURCHASER NAMED HEREIN
Dated as of October 28, 2010

i

TABLE OF CONTENTS
(continued)

ii

Schedules
Schedule 1 — Purchaser
Exhibits

Exhibit A-1 - Form of A Warrant

Exhibit A-2 - Form of B Warrant

Exhibit A-3 - Form of C Warrant

Exhibit B - Form of Legal Opinion

WARRANT PURCHASE AGREEMENT
     THIS WARRANT PURCHASE AGREEMENT (this “Agreement”), dated as of October 28, 2010, is entered into by and between HARVEST NATURAL RESOURCES, INC., a Delaware corporation (the “Company”), and the PURCHASER listed on Schedule 1 hereto (the “Purchaser”).
     Whereas, this Agreement is being entered into in connection with the financings contemplated by that certain Credit Agreement, dated of even date herewith (as amended, modified or supplemented from time to time, the “Credit Agreement”) between the Company, as borrower, and the Purchaser; and
     Whereas, in connection with, and as a condition of the Company and the Purchaser entering into, the Credit Agreement, the Company and Purchaser have agreed to enter into this Agreement pursuant to which the Company shall issue and sell to Purchaser certain warrants for the purchase of shares of the Company’s Common Stock, subject to the terms and conditions set forth herein.
     Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
CERTAIN DEFINED TERMS
     Terms used herein and not otherwise defined shall have the respective meaning given to such term in the Credit Agreement. As used herein, the following terms shall have the respective meanings assigned to them in this Article I:
     “Agreement” shall have the meaning ascribed to that term in the preamble hereto.
     “business day” means a day Monday through Friday on which banks are generally open for business in New York.
     “Closing” shall have the meaning ascribed to that term in Article III hereof.
     “Closing Date” means the date of the Closing.
     “Common Stock” means the Common Stock of the Company, par value $.01 per share.
     “Company” shall have the meaning ascribed to that term in the preamble hereto.
     “Credit Agreement” shall have the meaning ascribed to that term in the preamble hereto.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Filing Date” shall have the meaning ascribed to that term in §7.1 hereof.
     “Final Prospectus” shall have the meaning ascribed to that term in §7.4(a) hereof.
     “Financial Statements” shall mean the (i) audited, consolidated, balance sheet, statement of income and statement of cash flows of the Company as of the end of the most recently completed fiscal year which is included in the Annual Report on Form 10-K most recently filed by the Company with the SEC prior to such date, and for the twelve (12)-month period ended on the last day of such fiscal year, and (ii) unaudited, consolidated balance sheet (the “Balance Sheet”), statement of income and statement of cash flows, as of the end of the most recently completed fiscal quarter (the “Balance Sheet Date”) which is included in the Quarterly Report on Form 10-Q most recently filed by the Company with the SEC prior to such date, and for the portion of the current fiscal year ended on the last day of such fiscal quarter.
     “Holder” means, as to any Security, the holder thereof, unless such holder shall have presented such Security to the Company for transfer and the transferee shall have been entered in the Company’s stock register (in the case of Warrant Shares) or in the register referred to in §9.1(a) hereof (in the case of a Warrant), as a subsequent holder, in which case “Holder” shall mean such subsequent holder.
     “Holder Consent” means, at any particular date, the consent, approval or vote of the Holder.
     “Indemnified Party” shall have the meaning ascribed to that term in §7.4(c) hereof.
     “Indemnifying Party” shall have the meaning ascribed to that term in §7.4(c) hereof.
     “Ninety Day Period” shall have the meaning ascribed to that term in §7.5(b) hereof.
     “Purchaser” shall have the meaning ascribed to that term in the preamble hereto.
     “Redemption Closing” shall have the meaning ascribed to that term in §8.2 hereof.
     “Redemption Closing Date” shall have the meaning ascribed to that term in §8.2 hereof.
     “Redemption Notice” shall have the meaning ascribed to that term in §8.1 hereof.
     “Redemption Price” means, with respect to each C Warrant, the product of $.01 multiplied by the number of Warrant Shares then purchasable under such C Warrant.
     “register, registered and registration” refers to a registration effected by preparing and filing a Registration Statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such Registration Statement.
     “Registrable Securities” means the Warrant Shares and any other shares of Common Stock held by a Holder; provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC, (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale and (C) are held by a Holder. Notwithstanding the foregoing, Registrable Securities shall not be deemed Registrable Securities at any time during which such Registrable Securities may be sold under Rule 144 during any 90 day period without any limitations as to volume or holding period.
     “Registration Expenses” means all expenses incurred by the Company in complying with Article VII hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for the Company, blue sky fees and expenses, all fees and expenses of legal counsel for any Holder, and the expense of any special audits incident to or required by any such registration (but excluding all Selling Expenses).

     “Registration Period” shall have the meaning ascribed to that term in §7.3(a) hereof.
     “Registration Statement” shall have the meaning ascribed to that term in §7.1 hereof.
     “Rule 144” means Rule 144 issued by the SEC under the Securities Act, or any subsequent rule pertaining to the disposition of securities without registration.
     “SEC” shall mean the Securities and Exchange Commission.
     “SEC Filings” shall mean all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since January 1, 2009 pursuant to the requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(c) of the Exchange Act, in each case, together with all exhibits, supplements, amendments and schedules thereto, and all documents incorporated by reference therein.
     “Securities” means the Warrants and the Warrant Shares.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Selling Expenses” means all selling commissions applicable to the sale of Registrable Securities.
     “Warrants” means the A Warrants, the B Warrants and the C Warrants of the Company issued to the Purchaser pursuant to §2.1 hereof and any other Warrants transferred to any other permitted holders pursuant to Article 9 hereof.
     “Warrant Shares” means collectively, (a) the shares of Common Stock of the Company issuable upon exercise of the Warrants in accordance with their terms, (b) any capital stock or other securities into which or for which such securities shall have been converted or exchanged pursuant to any recapitalization, reorganization or merger of the Company, and (c) any capital stock or other securities issued with respect to the foregoing pursuant to an equity split or other distribution.
ARTICLE II
SALE AND PURCHASE OF WARRANTS
     §2.1 Sale and Purchase of Warrants. At the Closing referred to in Article III and subject to the terms and conditions hereof and in reliance on the representations and warranties of the Purchaser set forth herein, the Company hereby agrees to issue and sell to the Purchaser and, subject to all of the terms hereof and in reliance on the representations and warranties of the Company set forth herein, the Purchaser hereby agrees to purchase from the Company, for an aggregate purchase price of $3.00, the following Warrants:
     (a) a Warrant (“A Warrant”) to purchase 1,200,000 shares of Common Stock, such A Warrant to be in the form of Exhibit A-1 attached hereto;
     (b) a Warrant (“B Warrant”) to purchase 400,000 shares of Common Stock, such B Warrant to be in the form of Exhibit A-2 attached hereto; and
     (c) a Warrant (“C Warrant”) to purchase 4,400,000, such C Warrant to be in the form of Exhibit A-3 attached hereto.

     §2.2 Acknowledgments of the Company and the Purchaser. The Company and the Purchaser understand, acknowledge and agree that the aggregate fair market value on the date hereof of the Warrants is as set forth on Schedule 1, and will be reported as such by the Company and the Purchaser for federal, state and local tax purposes.
     §2.3 Closing Conditions. The obligation of the Purchaser to purchase the Warrants shall be subject to the satisfaction of the following conditions precedent:
     (a) The Warrants shall have been duly authorized and issued to the Purchaser, shall be in full force and effect and shall be in form and substance satisfactory to the Purchaser.
     (b) The Loan Documents shall have been duly executed and delivered by the respective parties thereto, all conditions precedent to the effectiveness of the Loan Documents shall have been duly satisfied or waived, the Loan Documents shall be in full force and effect and each of such agreements or instruments shall be in form and substance satisfactory to the Purchaser.
     (c) The Purchaser shall have received from Fulbright & Jaworski L.L.P., counsel for the Company, a legal opinion dated the Closing Date in the form of Exhibit B attached hereto.
     (d) The Board of Directors of the Company shall have taken all such action as is necessary such that the Purchaser would not be deemed an “Acquiring Person” for purposes of the Third Amended and Restated Rights Agreement dated August 23, 2007 between the Company and Wells Fargo Bank, NA (the “Rights Agreement”), including adopting an amendment to such Rights Agreement exempting the Purchaser from being deemed an Acquiring Person for purposes of such Rights Agreement.
     (e) The Company will have delivered to the Purchaser the following:
     (i) a certificate of the Secretary of the Company, dated as of the Closing Date, certifying as to (A) the Certificate of Incorporation and Bylaws of the Company, as in effect on the Closing Date, (B) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the issuance of the Warrants, and (C) the incumbency and specimen signature of each officer of the Company executing this Agreement and any other document delivered by it in connection herewith; and
     (ii) a certificate of the Secretary of State of the State of Delaware, dated as of a recent date, to the effect that the Company is in good standing in the State of Delaware.
     (f) The Company shall have obtained all consents and waivers necessary for the Company to execute and deliver this Agreement and all related documents and agreements and to issue and deliver the Warrants, and all such consents and waivers will be in full force and effect.
     (g) All proceedings to be consummated at or prior to the Closing, and all documents to be delivered pursuant to this Agreement shall be reasonably satisfactory to the Purchaser and its counsel, and the Purchaser and its counsel shall have received copies of all documents and information which they may have reasonably requested in connection with the transactions contemplated hereby and of all corporate proceedings in connection therewith, in form and substance reasonably satisfactory to Purchaser and its counsel.

ARTICLE III
THE CLOSING
     The closing of the purchase of the Warrants under this Agreement (the “Closing”) will take place at 10:00 a.m. local time, on the closing date under the Credit Agreement or at such time and on such other date as may be mutually agreed upon in writing by the Purchaser and the Company. At the Closing, the Company will (among other things) deliver to the Purchaser the Warrants purchased by the Purchaser hereunder, and the Purchaser will deliver to the Company the total consideration payable by the Purchaser for such Warrants.
ARTICLE IV
REPRESENTATIONS OF THE COMPANY
     The Company hereby represents and warrants to the Purchaser that:
          (a) Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business. The Company is duly qualified to transact business as a corporation and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect upon the Company’s ability to perform its obligations under this Agreement or the validity or enforceability of, or Purchaser’s rights and remedies under, this Agreement.
          (b) Authorization; Due Execution. The Company has the requisite corporate power and authority to enter into this Agreement and to perform its obligations under the terms of this Agreement. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement has been taken. This Agreement has been duly authorized, executed and delivered by the Company and, upon due execution and delivery by Purchaser of this Agreement, this Agreement will be a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by equitable principles.
          (c) Capitalization. As of the date hereof, the authorized capital stock of the Company consists of 80,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share, of which 500,000 shares have been designated as Series B Preferred Stock. As of June 30, 2010, (i) 33,803,025 shares of Common Stock were issued and outstanding, (ii) no shares of Series B Preferred Stock were issued and outstanding, (iii) there were outstanding options for the purchase of 3,705,500 shares of Common Stock, and (iv) 4,875,348 shares of Common Stock were reserved for issuance upon exercise of outstanding options issued or options that may be issued under the Company’s 2001 Long Term Stock Incentive Plan, the Harvest Natural Resources 2004 Long Term Incentive Plan, the Harvest Natural Resources 2006 Long Term Incentive Plan and the Harvest Natural Resources 2010 Long-Term Incentive Plan.
          (d) Valid Issuance of Warrants and Warrant Shares. The Warrants, when issued, sold and delivered in accordance with the terms of Article II hereof for the consideration and on the terms and conditions set forth herein, will be duly and validly authorized and issued, fully paid and nonassessable and, based in part upon the representations of Purchaser in this Agreement, will be issued in compliance with all applicable federal and state securities laws, and will not be subject to any preemptive rights or other similar rights of shareholders of the Company that are provided for in the Company’s Certificate of Incorporation, its Bylaws or in any agreement to which the Company is a party. Sufficient shares of authorized but unissued Common Stock have been reserved by appropriate corporate action of the Company in connection with the prospective exercise of the Warrants. The issuance of the Warrant Shares (i) does not require any further corporate action by the stockholders of the Company or the Board of Directors, (ii) is not subject to the pre-emptive rights or rights of first refusal of any present or future stockholders of the Company and (iii) does not conflict with any provision of any agreement to which the Company is a party or by which it is bound. All Warrant Shares, when issued upon exercise of the Warrants in accordance with their terms, against payment of the exercise price therefor, will be duly authorized, validly issued, fully paid and non-assessable.
          (e) No Defaults. There exists no default under the provisions of any instrument or agreement evidencing, governing or otherwise relating to any material indebtedness of the Company, or with respect to any other agreement, a default under which could affect the Company’s ability to perform its obligations under this Agreement or the validity or enforceability of, or Purchaser’s rights and remedies under, this Agreement.
          (f) SEC Filings. The Company has timely filed with the SEC all SEC Filings. The SEC Filings were prepared in accordance with and, as of the date on which each such SEC Filing was filed with the SEC, complied in all material respects with the applicable requirements of the Exchange Act. None of such SEC Filings, including, without limitation, any financial statements, exhibits and schedules included therein and documents incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent information contained in any of the SEC Filings has been revised, corrected or superseded by a later SEC Filing, none of the SEC Filings currently contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (g) Governmental Consents. (i) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such notices required or permitted to be filed with certain state and federal securities commissions after the date of this Agreement, which notices will be filed on a timely basis. (2) The Company does not own, operate, or control facilities for the generation or transmission or distribution of electricity, except for electricity consumed by the Company and/or a subsidiary or affiliate of the Company. The Company does not directly or indirectly, or through any affiliate, sell electricity for resale. (3) The Company is not (x) a “public utility” or a “transmitting utility” under the Federal Power Act, as amended (“FPA”), including the regulations of the Federal Energy Regulatory Commission (“FERC”) thereunder, and is not (y) a “public-utility company” under the Public Utility Holding Company Act of 2005 (“PUHCA”), including the regulations of the FERC thereunder; and is not (z) a direct or indirect “holding company” (as the term is defined under PUHCA or under the FPA) of any such “public utility” or “transmitting utility”, nor of any “public-utility company.”
          (h) Financial Statements. The Financial Statements are true and correct in all material respects, are in accordance with the books and records of the Company in all material respects and have been prepared in accordance with generally accepted accounting principles consistently applied with the past practices of the Company (except as may be indicated in the notes thereto), and fairly and accurately present in all material respects the financial position of the Company and the results of its operations for the periods then ended. The Company has no material liabilities, debts or obligations, whether accrued, absolute or contingent that under generally accepted accounting principles would be required to be reflected in a consolidated balance sheet of the Company prepared as of the date of this Agreement except for: (i) liabilities identified as such in the “liabilities” column of the Balance Sheet; (ii) accounts payable or accrued salaries that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business; (iii) liabilities which have arisen since the Balance Sheet Date and, individually or in the aggregate, are not material to the Company and its subsidiaries taken as a whole and that were incurred in the ordinary course of business; and (iv) liabilities arising under the Credit Agreement.
          (i) No Conflict. The Company’s execution, delivery and performance of this Agreement does not violate any provision of the Company’s Certificate of Incorporation or Bylaws, each as amended as of the date hereof (copies of which have been filed with, or are incorporated by reference in, the Company’s SEC Filings), any provision of any order, writ, judgment, injunction, decree, determination or award to which the Company is a party or by which it is bound, or, to the Company’s knowledge, any law, rule or regulation currently in effect having applicability to the Company.
          (j) No Default or Violation. The Company is not (i) in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound or (ii) in violation of any order of any court, arbitrator or governmental body.
          (k) Credit Agreement. All of the representations and warranties set forth in Article V of the Credit Agreement are true and correct on and as of the Closing Date.
ARTICLE V
REPRESENTATIONS OF THE PURCHASER
     The Purchaser represents and warrants to the Company that:
     (a) The Purchaser is purchasing the Warrants from the Company in accordance with the terms hereof for the Purchaser’s own account without a view to any distribution thereof in violation of the Securities Act, but, subject, nevertheless, to any requirement of law that the disposition of the Purchaser’s property shall at all times be within the Purchaser’s control. The Purchaser has been informed and understands that the Securities have not been registered pursuant to the provisions of Section 5 of the Securities Act and must be held indefinitely unless such Securities are subsequently registered under the provisions of the Securities Act or an exemption from such registration is available.
     (b) The Purchaser represents that it is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.
     (c) Each instrument (if any) representing or evidencing any Securities shall bear a legend in or substantially in the following form:
“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO REGISTRATION OF TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS SUCH TRANSFER IS MADE IN CONNECTION WITH AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH ACT DOES NOT APPLY.”

ARTICLE VI
COVENANTS OF THE COMPANY
     The Company hereby covenants with the Holders that the Company will comply with the following:
     §6.1 General. The Company will comply in all material respects with the provisions of Sections 6.01 and 6.02 of the Credit Agreement, which articles (and any applicable corresponding definitions) are each hereby incorporated herein by reference as if fully set forth herein and shall survive any termination of the Credit Agreement.
     §6.2 Governmental and Other Approvals. The Company shall apply for, obtain and maintain in effect, as applicable, all material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance by such party of this Agreement, or any other documents or instruments to be executed or delivered by such party in connection herewith and the transactions consummated or to be consummated hereunder; provided, that the Company shall not be or become a “public utility” or a “holding company” thereof under the FPA, nor a “public-utility company” nor a “holding company” thereof, as those terms are defined under PUHCA, absent the express, prior, written consent of Holders, such consent subject to Holders’ discretion.
     §6.3 Reporting Status. So long as the Company is subject to the reporting requirements of the Exchange Act, the Company will file timely all reports required to be filed with the SEC pursuant to the Exchange Act.
     §6.4 Listing Requirements. So long as the Company shall continue the listing and trading of its Common Stock on the New York Stock Exchange, the Company will comply in all material respects with the Company’s reporting, filing and other obligations under the rules of the New York Stock Exchange.
     §6.5 Amendment to Rights Agreement. The Company shall not agree to any amendment after the date hereof to the Rights Agreement, as amended by the Amendment dated as of the date hereof, which would amend or otherwise modify the provision in Section 1(a)(iv) thereof.
ARTICLE VII
REGISTRATION RIGHTS
     §7.1 Registration.
     (a) At the written request of the Purchaser, the Company will, as soon as reasonably practicable, but in no event later than thirty (30) days following such request (the “Filing Date”), file a registration statement covering the resale of the Registrable Securities on a Form S-3 Registration Statement (the “Registration Statement”) with the SEC and the Company shall use its commercially reasonable efforts to effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments, appropriate qualifications or exemptions under applicable blue sky or other state securities laws and appropriate compliance with applicable securities laws, requirements or regulations) as promptly as practicable after the filing thereof. The Company shall not be obligated to enter into any underwriting agreement for the sale of any of the Registrable Securities.
     (b) Notwithstanding the foregoing, if at the time of any request to register Registrable Securities pursuant to Section 7.1(a) or after the filing of any Registration Statement but before the effectiveness thereof, the Board of Directors of the Company determines in its good faith reasonable judgment that the Company should not file or seek effectiveness of such Registration Statement otherwise required to be filed pursuant to such Section 7.1(a) because (i) the filing of the Registration Statement or continuation of the registration process would adversely affect a pending or proposed material financing or a material acquisition, merger, recapitalization, consolidation, reorganization or similar transaction, or negotiations, discussions or pending proposals with respect thereto or (ii) the Registration Statement and any prospectus contains or would contain a material misstatement of fact or omission as a result of an event that has occurred or is continuing, the Company shall be entitled to postpone for the shortest reasonable period of time (but not exceeding 180 days from the date of such determination of the Board of Directors of the Company), the filing or effectiveness of such Registration Statement and shall promptly give the Holders written notice of such determination, and, upon request of the Holders, a general statement of the reasons for such postponement and an approximation of the anticipated delay. If the Company shall so postpone the filing or effectiveness of the Registration Statement, the Holders shall have the right to withdraw the request for registration by giving written notice to the Company within 30 days after receipt of the notice of postponement. Such right to delay a request for registration pursuant to this Section 7.1(b) may not be exercised more than once in any 12 month period.
     §7.2 Expenses. All Registration Expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to §7.1 shall be borne by the Company. All Selling Expenses relating to the sale of securities registered by or on behalf of Holders shall be borne by such Holders pro rata on the basis of the number of securities so registered.
     §7.3 Registration Procedures. In the case of the registration, qualification, exemption or compliance effected by the Company pursuant to this Agreement, the Company shall, upon reasonable written request, inform each Holder as to the status of such registration, qualification, exemption and compliance. At its expense the Company shall:
     (a) subject to §7.5, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective until the earlier of the following: (i) such time as all of the Registrable Securities are sold, or (ii) such time as all Warrant Shares and any other shares of Common Stock held by the Holders cease to be Registrable Securities. The period of time during which the Company is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period.”
     (b) advise the Holders within five business days:
               (i) when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;
               (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the prospectus included therein or for additional information;
               (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

               (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
               (v) of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;
     (c) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement at the earliest possible time;
     (d) promptly furnish to each Holder, without charge, at least one copy of such Registration Statement and any post-effective amendment thereto, including financial statements and schedules, and, if the Holder so requests in writing, all exhibits in the form filed with the SEC;
     (e) during the Registration Period, promptly deliver to each Holder, without charge, as many copies of the prospectus included in such Registration Statement and any amendment or supplement thereto as such Holder may reasonably request; and the Company consents to the use, consistent with the provisions hereof and thereof, of the prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto;
     (f) during the Registration Period, promptly deliver to each Holder, without charge, (i) as soon as practicable one copy of the following documents, other than those documents available via EDGAR: (A) its annual report to its stockholders, if any; (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form); and (C) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form) (the foregoing, in each case, excluding exhibits); and (ii) upon reasonable request, all exhibits excluded by the parenthetical to the immediately preceding clause (C);
     (g) prior to any public offering of Registrable Securities pursuant to any Registration Statement, promptly take such actions as may be necessary to register or qualify or obtain an exemption for offer and sale under the securities or blue sky laws of such jurisdictions as any such Holders reasonably request in writing, provided that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified, to consent to general service of process in any such jurisdiction or to become subject to taxation in any jurisdiction in which it is not then already subject to taxation, and do any and all other acts or things reasonably necessary or advisable to enable the offer and sale in such jurisdictions of the Registrable Securities covered by such Registration Statement;
     (h) upon the occurrence of any event contemplated by §7.3(b)(v) above, the Company shall use its commercially reasonable efforts to promptly prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

     (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the SEC which could affect the sale of the Registrable Securities;
     (j) use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which equity securities issued by the Company have been listed; and
     (k) use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable the Holders to sell Registrable Securities under Rule 144.
     §7.4 Indemnification.
     (a) To the extent permitted by law, the Company shall indemnify each Holder and each person controlling such Holder within the meaning of Section 15 of the Securities Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to §7.4(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, any amendment or supplement thereof or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated by the Securities Act applicable to the Company and relating to any action or inaction required of the Company in connection with any such registration and will reimburse each Holder and each person controlling such Holder for reasonable legal and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided, however, that the Company will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder and stated to be specifically for use in preparation of such Registration Statement, prospectus, or any amendment or supplement thereof; provided further, however, that the Company will not be liable in any such case where the claim, loss, damage or liability arises out of or is related to the failure of the Holder to comply with the covenants and agreements contained in this Agreement respecting sales of Registrable Securities, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the SEC at the time the Registration Statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) or in the prospectus subject to completion under Rule 434 of the Securities Act, which together meet the requirements of Section 10(a) of the Securities Act (the “Final Prospectus”), such indemnity shall not inure to the benefit of any such Holder or any such controlling person, if a copy of the Final Prospectus furnished by the Company to the Holder for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectus would have cured the defect giving rise to such loss, liability, claim or damage.
     (b) Each Holder will severally, if Registrable Securities held by such Holder are included in the securities as to which such registration is being effected, indemnify the Company, each of its directors and officers and each person who controls the Company within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to §7.4(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, or any amendment or supplement thereof, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse the Company, such directors and officers and each person controlling the Company for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Holder and stated to be specifically for use in preparation of the Registration Statement, prospectus, any amendment or supplement thereof; provided that the indemnity shall not apply to the extent that such claim, loss, damage or liability results from the fact that the Final Prospectus was not made available to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act and the Final Prospectus would have cured the defect giving rise to such loss, claim, damage or liability. Notwithstanding the foregoing, a Holder’s aggregate liability pursuant to this subsection (b) and subsection (d) shall be limited to the net amount received by the Holder from the sale of the Registrable Securities.
     (c) Each party entitled to indemnification under this §7.4 (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided, however, that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld), and the Indemnified Party may participate in such defense provided that all legal and other expenses incurred by the Indemnified Party in connection therewith shall be at such Indemnified Party’s expense, and, provided further, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Agreement, unless such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation. An Indemnifying Party shall not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld). No Indemnifying Party, in its defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.
     (d) If the indemnification provided for in this §7.4 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.
     §7.5 Certain Obligations of Holders.
     (a) Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event requiring the preparation of a supplement or amendment to a prospectus relating to

Registrable Securities so that, as thereafter delivered to the Holders, such prospectus shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, each Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by §7.1 until its receipt of copies of the supplemented or amended prospectus from the Company and, if so directed by the Company, each Holder shall deliver to the Company all copies, other than permanent file copies then in such Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     (b) Each Holder shall suspend, upon request of the Company, any disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by §7.1 during (i) any period not to exceed one 90-day period within any one 12-month period (the “Ninety Day Period”) the Company requires in connection with a primary underwritten offering of equity securities so long as the Holders are permitted to participate in such primary underwritten offering on a pro rata basis based on the number of Shares they hold at such time relative to the Company’s total number of outstanding shares of Common Stock at such time (provided, however, that, to the extent the underwriters for such offering advise the Holders that marketing factors require a limitation of the number of Shares that may be included in such underwritten offering, the right of the Holders to participate in such offering on a pro rata basis as described above shall be reduced or eliminated and such Holder shall nonetheless remain obligated to suspend its disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by §7.1 for up to the entirety of the Ninety Day Period), and (ii) any period, not to exceed one 90-day period per twelve (12) month period, when the Company determines in good faith that offers and sales pursuant thereto should not be made by reason of the presence of material undisclosed circumstances or developments with respect to which the disclosure that would be required in such a prospectus is premature or would have a material adverse effect on the Company.
     (c) As a condition to the inclusion of its Registrable Securities, each Holder shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may request in writing, including completing a Registration Statement Questionnaire substantially in the form provided by the Company, or as shall be required in connection with any registration referred to in this Agreement.
     (d) Each Holder acknowledges and agrees that the Registrable Securities sold pursuant to the Registration Statement are not transferable on the books of the Company unless the stock certificate submitted to the transfer agent evidencing such Registrable Securities is accompanied by a certificate reasonably satisfactory to the Company to the effect that (i) the Registrable Securities have been sold in accordance with such Registration Statement and (ii) the requirement of delivering a current prospectus has been satisfied.
     (e) Each Holder agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement which would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.
     (f) At the end of the Registration Period the Holders shall discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and such Holders shall notify the Company of the number of shares registered which remain unsold immediately upon receipt of such notice from the Company.
     §7.6 Rule 144. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which at any time permit the sale of the Registrable Securities to the public without registration, so long as the Holders still own Registrable Securities, the Company shall use its commercially reasonable efforts to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times;
     (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and
     (c) furnish to such Holder, upon any reasonable request, a written statement by the Company as to its compliance with Rule 144 under the Securities Act, and of the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing a Holder to sell any such securities without registration.
ARTICLE VIII
REDEMPTION OF C WARRANTS
     §8.1 Right to Redeem C Warrants. In the event that all obligations of the Company outstanding under the Credit Agreement have been repaid in full in cash and all commitments to lend have been terminated thereunder prior to the Bridge Date, the Company may, by written notice to the Holders of C Warrants (the “Redemption Notice”) which shall be delivered within 10 days following such repayment and termination of the Credit Agreement, elect to purchase from the Holders of the C Warrants (and such Holders hereby agree to sell to the Company), at the Redemption Price for such C Warrants, all but not less than all of the C Warrants as are then outstanding on a date specified in such notice not more than 90 days after the date of the Redemption Notice.
     §8.2 Redemption Closing. The closing of the transactions contemplated by the Redemption Notice (the “Redemption Closing”) shall take place at the offices of the Company at 10:00 a.m. local time on the date so specified, or at such other time and place as the Company and the Holders may agree upon in writing (the “Redemption Closing Date”). At the Redemption Closing, each Holder will deliver to the Company instruments of transfer representing the C Warrants held by such Holder (properly endorsed or accompanied by assignments) against payment of the Redemption Price to such Holder in cash.
ARTICLE IX
REGISTRATION AND TRANSFER OF WARRANTS
     §9.1 Registration, Transfer and Exchange of Warrants. (a) The Company shall keep a register in which shall be entered the names and addresses of the Holders of Warrants issued by it and particulars of the respective Warrants held by them and of all transfers of such Warrants. The ownership of any of the Warrants shall be proven by such register and the Company may conclusively rely upon such register.
     (b) The Holder of any of the Warrants may at any time and from time to time prior to exercise or redemption thereof surrender any Warrant held by it for exchange or transfer at said office of the Company. On surrender for exchange of the Warrants, properly endorsed, to the Company, the

Company at its expense will issue and deliver to or on the order of the Holder thereof a new Warrant or Warrants of like tenor, in the name of such Holder or, upon payment by such Holder of any applicable transfer taxes, as such Holder may direct, calling in the aggregate on the face or faces thereof for the number of Warrant Shares called for on the face or faces of the Warrants so surrendered. The Company will pay shipping and insurance charges, from and to the Holder’s principal office, involved in the exchange or transfer of any Warrant.
     (c) Each Warrant issued hereunder, whether originally or in substitution for, or upon transfer or exchange of, any Warrant shall be registered on the date of execution thereof by the Company. The registered Holder of a Warrant shall be deemed to be the owner of such Warrant for all purposes of this Agreement. All notices given hereunder to such Holder shall be deemed validly given if given in the manner specified in §11.1 hereof.
     §9.2 Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Warrant and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement from such Holder reasonably satisfactory to the Company, or, in the case of any such mutilation, upon the surrender of such Warrant for cancellation to the Company at its principal office, the Company, at its own expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor. Any Warrant in lieu of which any such new Warrant has been so executed and delivered by the Company shall not be deemed to be outstanding for any purpose of this Agreement.
     §9.3 Transfer of Warrants. The Warrants shall be freely transferable, subject to applicable federal and state securities laws and regulations.
ARTICLE X
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION
     §10.1 Survival of Representations. The representations and warranties of the Company and of the Purchaser contained in this Agreement, or any agreement, instrument or document delivered pursuant to any of the provisions of this Agreement, shall survive the execution and delivery of this Agreement, any examination or investigation conducted by or on behalf of the Company or the Purchaser, and each Closing hereunder.
     §10.2 Indemnification for Misrepresentations. The Company agrees to indemnify and hold the Purchaser harmless from and against, and to pay to the Purchaser, on demand by the Purchaser from time to time, the full amount of any loss, claim, damage, liability, cost or expense (including reasonable attorneys’ fees) resulting to the Purchaser from any false, incorrect or misleading representation or warranty of the Company contained in this Agreement, or any agreement, instrument or document delivered by the Company to the Purchaser pursuant to any of the provisions of this Agreement.
     §10.3 Expenses. Whether or not all or any of the arrangements or transactions contemplated by this Agreement or by any of the Warrants shall be consummated, the Company agrees to pay to the Purchaser, on demand by the Purchaser at any time and as often as the occasion therefor may require: (a) all of the reasonable legal fees, plus all reasonable out-of-pocket expenses and disbursements, of Bingham McCutchen LLP, special counsel for the Purchaser, which have been or shall be incurred or sustained at any time in connection with the preparation, negotiation, execution or delivery of this Agreement, any of the Warrants, or any other agreements, instruments or documents relating thereto; and (b) all reasonable out-of-pocket costs and expenses which shall be incurred or sustained by the Purchaser at any time in connection with any modifications or amendments to or consents, approvals or waivers under this Agreement or any of the Warrants (other than any such modifications or amendments entered into at the request of the Purchaser), or in connection with any litigation, proceeding or dispute arising out of or relating to this Agreement or any of the Warrants in connection with any action or proceeding taken by the Purchaser to protect or preserve all or any of the rights, remedies, powers or privileges of the Purchaser under any of such documents or to enforce any of the covenants, agreements or obligations of the Company under any of such documents (including, without limitation, all of the reasonable fees and disbursements of legal counsel for the Purchaser).
ARTICLE XI
MISCELLANEOUS
     §11.1 Notices.
     (a) All notices and other communications pursuant to this Agreement shall be in writing, either delivered in hand, mailed by United States registered or certified first-class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:
     (i) if to the Company, at 1177 Enclave Parkway, Suite 300, Houston, Texas 77077, attention: General Counsel, or at such other address as shall have been furnished to each of the Holders in writing by the Company;
     (ii) if to the Purchaser, at the address set forth on Schedule 1 attached hereto, and if to any other Holder, at such address as shall have been furnished to the Company in writing by such Holder.
     (b) Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of receipt thereof by such officer or the sending of such facsimile or (ii) if sent by registered or certified first-class mail, postage prepaid, on the third business day following the mailing thereof.
     §11.2 Governing Law, Jurisdiction, Etc.
     (a) GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     (b) SUBMISSION TO JURISDICTION. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN, THE CITY OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER

MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN THE WARRANTS SHALL AFFECT ANY RIGHT THAT THE HOLDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE WARRANTS AGAINST THE COMPANY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     (c) WAIVER OF VENUE. THE COMPANY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN §11.1. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     §11.3 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE WARRANTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE WARRANTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     §11.4 Amendments and Waivers.
     (a) Except as otherwise provided by paragraph (b) of this §11.4, and except as otherwise expressly required by any other provisions of this Agreement, none of the terms or provisions contained in this Agreement, and none of the agreements, obligations or covenants of the Company contained in this Agreement, may be amended, modified, supplemented, waived or terminated unless (i) the Company shall execute an instrument in writing agreeing or consenting to such amendment, modification, supplement, waiver or termination, and (ii) the Company shall receive a prior written Holder Consent therefor from Holders of a majority of the Registrable Securities then outstanding.
     (b) Each of the terms and provisions contained in this §11.4 or in the definitions of Holder Consent contained in Article I hereof may be amended, modified, supplemented, waived or terminated only by a written instrument or consent signed by the Company and by each of the Holders holding of record any Securities at the effective date thereof.
     (c) In connection with any action taken or to be taken pursuant to paragraph (a) of this §11.4, there shall be no obligation or requirement on the part of the Company, any of the Holders or any other persons (i) to solicit or to attempt to solicit from all of the Holders the consent or approval of all of the

Holders for such action, or (ii) to submit any notices of any kind to all of the Holders in advance of any action proposed to be taken pursuant to paragraph (a) of this §11.4. However, copies of all written consents or approvals given by Holders in connection with any action taken or to be taken pursuant to and in compliance with paragraph (a) of this §11.4 shall be sent by the Company, promptly after the receipt thereof by the Company, to each Holder who shall have failed or refused to give a written consent or approval for such action.
     (d) Any action taken pursuant to and in compliance with paragraph (a) of this §11.4 shall be binding upon the Company and upon all of the Holders, including all of the Holders who shall have failed or refused to give a written consent or approval for such action.
     §11.5 Integration. Annexed to this Agreement are Schedule 1, Exhibit A-1, Exhibit A-2, Exhibit A-3, and Exhibit B. Such Schedules and Exhibits are an integral part of this Agreement and are hereby incorporated by reference.
     §11.6 Rights and Obligations Several. The rights and obligations of each of the parties hereto shall be several (and not joint), except as otherwise expressly provided by this Agreement.
     §11.7 No Waiver; Cumulative Remedies. No failure or delay on the part of any Holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     §11.8 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, and the Credit Agreement (to the extent incorporated herein by reference) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior understandings or agreements concerning the subject matter hereof.
     §11.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
     §11.10 Binding Effect. All of the covenants and agreements of the Company contained in, and all of the rights granted by the Company pursuant to, this Agreement, shall inure to the benefit of each Holder.
     §11.11 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by each of the parties hereto.

     In Witness Whereof, the parties hereto have duly executed this Agreement as of the date first written above.

HARVEST NATURAL RESOURCES, INC.
By:	/s/ James A. Edmiston
	Name:	James A. Edmiston
	Title:	President and Chief Executive Officer

PURCHASER: MSD ENERGY INVESTMENTS PRIVATE II, LLC
By:	/s/ Marcello Liguori
	Name:	Marcello Liguori
	Title:	Vice President

Schedule 1

		Purchase Price for
Purchaser	Warrants Purchased	Warrants	Value of Warrants
MSD Energy	A Warrant for 1,200,000 shares	$1.00 for A Warrant	$6,552,000
Investments Private II, LLC	B Warrant for 400,000 shares	$1.00 for B Warrant	$1,840,000
645 Fifth Avenue
21st Floor
New York, NY 10022	C Warrant for 4,400,000 shares	$1.00 for C Warrant	$2,730,000